Zions Bancorporation Announces Capital Plan Review Results

Company Release - 03/14/2013 19:07

SALT LAKE CITY, March 14, 2013 /PRNewswire/ -- Zions Bancorporation (NASDAQ: ZION) ("Zions" or "the Company) today received the results of the Board of Governors of the Federal Reserve System's (FRB) review of Zions' capital plan under the FRB's 2013 Capital Plan Review. While the FRB objected to certain proposed capital actions, it did not object to key capital actions relating to the reduction of the cost and quantity of Zions' non-common capital. Specifically, among other things, the Federal Reserve did not object to the redemption by Zions of its Series B trust preferred securities, the issuance of up to $600 million in additional perpetual preferred stock (which $600 million includes the $171 million of Series G preferred shares, issued in February 2013), the redemption by Zions of $600 million of Series C perpetual preferred shares and, certain matched issuances and redemptions of up to $250 million of subordinated debt, as well as certain issuances and redemptions of senior debt. Under the FRB's rules, Zions will be required to resubmit its capital plan to the FRB.

As part of the 2013 capital plan, Zions had sought the redemption of the full $798 million amount of Series C shares. Zions may, in conjunction with its resubmitted plan or supplementally, request the ability to issue an additional $200 million of perpetual preferred stock (in addition to the $600 million described above) enabling the full redemption of the Series C shares.

No assurances or guarantees can be made regarding such actions.

As Zions has consistently reported, the Company's main focus for 2013 will be on rationalizing and reducing the cost of Zions' non-common equity and term debt financing.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to possible capital actions by Zions, including the redemption or repurchase of outstanding securities or the issuance of additional securities. The nature of any such actions will depend in large part on factors beyond the control of Zions including, among other things, capital market conditions, macroeconomic conditions, further regulatory developments and other factors described in Zions' most recent annual and quarterly reports filed with the Securities and Exchange Commission. Actual results or achievements may differ materially from the statements provided in or implied by this press release. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of eight great banks in select western U.S. markets with combined total assets exceeding $50 billion. Zions operates its banking businesses under local management teams and community identities in 10 western and southwestern states: Amegy Bank of Texas, California Bank & Trust, National Bank of Arizona, Nevada State Bank, The Commerce Bank of Oregon, The Commerce Bank of Washington, Vectra Bank Colorado (and New Mexico), and Zions First National Bank (Utah and Idaho). The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

SOURCE Zions Bancorporation